PATRICK McCAHILL APPOINTED FEDNAT’S NEW CHIEF OPERATING OFFICER Sunrise, Florida, August 24, 2020 – FedNat Holding Company (Nasdaq: FNHC), a regional insurance holding company, announced that Patrick S. McCahill has been appointed Chief Operating Officer. In this newly- created position reporting to Michael H. Braun, FedNat’s Chief Executive Officer, McCahill will have primary oversight of operations including underwriting, claims and information technology. He most recently served as President of American Platinum Property and Casualty Insurance Company, a wholly- owned subsidiary of Universal Insurance Holdings, Inc. In that role, he was responsible for all operations and corporate strategy including product line and geographic expansion. Michael H. Braun, FedNat’s Chief Executive Officer, said, “We are excited to welcome Patrick to the FedNat management team. FedNat has grown substantially over the past several years as we pursue our strategy of expanding profitably in homeowners markets outside of Florida. We look forward to utilizing Patrick’s broad industry experience across property insurance and reinsurance, and his management and leadership qualities, to drive increased efficiency in our operations and continue creating long-term value for our shareholders.” McCahill began his career at Universal with Blue Atlantic Reinsurance Corporation, the company’s in-house reinsurance intermediary, and later served as Vice President of Product Development for Universal Property and Casualty Insurance Company, where he was responsible for product line profitability and rate adequacy and leading Universal’s organic growth and geographic expansion efforts outside of Florida. Previously, he was a reinsurance broker at TigerRisk Partners, working on Florida property accounts, focusing on the placement of several large catastrophe reinsurance programs. McCahill served as an Officer in the United State Marine Corps, rising to the rank of Major. He spent the majority of his service in the Marine Reconnaissance and Special Operations community, deploying multiple times to Iraq and Afghanistan as a Platoon Commander, Company Executive Officer, and Company Commander. He received a BS degree in Business and Economics from Lehigh University and an MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. About the Company FedNat is a regional insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries including FedNat Insurance Company, Maison Insurance Company, and Monarch National Insurance Company, is focused on providing homeowners insurance in Florida, Texas, Louisiana, Alabama, South Carolina and Mississippi. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents. Contacts Michael H. Braun, CEO (954) 308-1322 Ronald Jordan, CFO (954) 308-1363 Bernard Kilkelly, Investor Relations (954) 308-1409, or investorrelations@fednat.com ###